Exhibit 99.1

910 Clopper Road, Suite 220N Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

GENVEC REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

GAITHERSBURG, MD - November 9, 2015 - GenVec, Inc. (NASDAQ: GNVC), a clinical-stage gene delivery company, reported financial results for the third quarter ended September 30, 2015. For the three months ended September 30, 2015, GenVec reported a net loss of $1.5 million, or $0.09 per share, on revenues of $0.2 million, compared with a net loss of $1.6 million, or $0.10 per share, on revenues of $0.3 million, for the same period in the prior year. For the nine months ended September 30, 2015, GenVec reported a net loss of $4.9 million, or $0.30 per share, on revenues of $0.7 million, compared with a net loss of $4.2 million, or $0.27 per share, on revenues of $2.5 million, for the same period in the prior year. GenVec ended the third quarter of 2015 with $9.9 million in cash, cash equivalents and investments.

“Dosing of the third cohort in the Phase 1/2 trial of CGF166 in patients with severe to profound hearing loss is underway and we are encouraged with the progress being made in the trial,” said Doug Swirsky, GenVec’s president and CEO. “We continue to expand our business development efforts to generate value from our proprietary technologies and we look forward to additional data emerging from our partnerships.”

Financial Results for the Three and Nine Months Ended September 30, 2015

Revenues for the three-month and nine-month periods ended September 30, 2015 were $0.2 million and $0.7 million, respectively, which represent decreases of 24% and 71% as compared to $0.3 million and $2.5 million in the comparable prior year periods. The decrease in revenue in the three-month period ended September 30, 2015 as compared to the prior year three-month period was due mainly to reduced work scope under our hearing loss and balance disorders program and the completion of work under our animal health program. Our work under the contract with the Department of Homeland Security related to our animal health program was completed in February 2015. The decrease in revenue for the nine-month period ended September 30, 2015 as compared to the prior year nine-month period was primarily a result of a decrease in revenue of $2.0 million associated with our hearing loss and balance disorders program with Novartis. The decrease in revenue under the Novartis collaboration is mainly a result of the achievement of the third milestone under the terms of our collaboration with Novartis in the first quarter of 2014, when the investigational new drug application for CGF166 filed by Novartis with the Food and Drug Administration was deemed effective, with no comparable achievement in the current period.

Operating expenses decreased 8% and 16%, respectively, for the three-month and nine-month periods ended September 30, 2015 to $1.7 million and $5.6 million as compared to $1.9 million and $6.8 million in the comparable prior year periods.

General and administrative expenses of $1.0 million decreased 25% for the three-month period ended September 30, 2015 as compared to $1.3 million in the comparable three-month period in 2014. For the nine-month period ended September 30, 2015, general and administrative expenses of $3.6 million decreased 28% as compared to $5.1 million in the comparable nine-month period in 2014. The decrease in the nine-month period ended September 30, 2015 was primarily attributable to lower facility costs related to the relocation of our corporate offices. Additionally, in both the three-month and nine-month periods ended September 30, 2015 we experienced lower professional costs partially offset by increased personnel costs.

Research and development expenses for the three-month and nine-month periods ended September 30, 2015 increased 35% and 19%, respectively, from $0.5 million and $1.7 million in 2014 to $0.7 million and $2.0 million in 2015. The increases in both the three-month and nine-month periods ended September 30, 2015 were primarily attributable to increased personnel costs as compared to the comparable prior year periods.

2015 Cash Guidance

For the full year of 2015, we are narrowing guidance for cash burn from between $5 million and $7 million to between $6 million and $7 million. The company believes that existing resources are sufficient to fund our operations into 2017.

About GenVec

GenVec is a clinical-stage gene delivery company focused on developing a pipeline of cutting-edge therapeutics and vaccines using its proprietary AdenoVerse™ gene delivery platform. The company is a pioneer in the design, testing and manufacture of adenoviral-based product candidates that can deliver on the promise of gene-based medicine. GenVec’s lead product candidate, CGF166, is licensed to Novartis and is currently in a Phase 1/2 clinical study for the treatment of hearing loss and balance disorders. In addition to its internal and partnered pipeline, the company is also focused on opportunities to license its proprietary technology platform, including vectors and production cell lines, for the development and manufacture of therapeutics and vaccines to the biopharmaceutical industry. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including with respect to GenVec’s hearing loss and balance disorders program, business strategy and expansion of the reach of GenVec’s technology platform are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, such as the failure of Novartis to advance GenVec’s hearing loss and balance disorders program or of the interest or success of other potential or existing third-party collaborators.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

Contact:

Dian Griesel Int’l.

Media: Susan Forman

Investors: Cheryl Schneider

(212) 825-3210

ir@genvec.com

(Tables to follow)

GenVec, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues	$193	$252	$725	$2,512

Operating expenses:
General and administrative	999	1,334	3,619	5,056
Research and development	705	523	2,028	1,701
Total operating expenses	1,704	1,857	5,647	6,757

Operating Loss	(1,511)	(1,605)	(4,922)	(4,245)

Other income:	6	9	19	14

Net loss	$(1,505)	$(1,596)	$(4,903)	$(4,231)

Basic and diluted net loss per share	$(0.09)	$(0.10)	$(0.30)	$(0.27)
Shares used in computation of basic and diluted net loss per share	16,760	16,540	16,614	15,587

GenVec, Inc.

Selected Balance Sheet Information

(in thousands)

	September 30, 2015 (unaudited)	December 31, 2014
Cash, cash equivalents and investments	$9,905	$14,692
Working capital	8,814	13,014
Total assets	10,852	15,609
Stockholders’ equity	9,068	13,298

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